DATE: January 5, 2007
FOR IMMEDIATE RELEASE
AMERICAN MEDICAL SYSTEMS REPORTS STRONG FOURTH QUARTER REVENUE OF $114.8 MILLION
Significant Strength seen in both Base Business and Laser Therapies
MINNEAPOLIS, January 5, 2007 — American Medical Systems Holdings, Inc. (NASDAQ: AMMD) reported preliminary sales of $114.8 million for the fourth quarter of 2006, a 57 percent increase over sales of $73.1 million in the comparable quarter of 2005. Preliminary sales for the year 2006 were reported at $357.7 million, a 36 percent increase over sales of $262.6 million for the year 2005. The Company’s organic growth rate for the fourth quarter and fiscal year, adjusted for the July 2006 Laserscope acquisition, were both 18 percent.
The Company experienced strong growth across all businesses including its laser therapy business which was acquired in July 2006. Martin J. Emerson, President and Chief Executive Officer, noted, “The fourth quarter represented the first full quarter of the Laserscope operations, and the business finished strongly with $28.5 million in fourth quarter sales, representing accelerating customer demand for our GreenLight HPS™ system. Clearly, our supply chain focus has paid off as we built and sold 96 HPS consoles in the quarter.”
The Company’s base men’s health business, which grew 15 percent in the fourth quarter and 12 percent in the fiscal year, experienced its highest growth rate in several quarters, led by the rapid acceptance of the 700 MS™ product line introduced in late November 2006. The 700 MS product line offers improved performance and ease of use for the 700 series, already the market leading inflatable penile prosthesis in the world. The AdVance™ launch in late November contributed to the significant male continence growth rate for the quarter.
The Company’s base women’s health business, which grew 22 percent in the fourth quarter and 28 percent in the fiscal year, continued to see significant increases in prolapse and uterine health products. Prolapse products again reported strong sequential growth for the quarter. This significant growth is the result of physician conversion related to the Company’s investment in physician training and clinical data supporting the safety and effectiveness of both Apogee™ and Perigee™. In uterine health, sales of Her Option™ more than doubled in the fourth quarter compared to the prior year and increased 30 percent sequentially from the third quarter as physicians and their patients continue to recognize the ease of use and comfort that comes from this in-office procedure.
Mr. Emerson added, “There was balanced strength across all products, and we also saw expansion in our international growth rates this quarter. International sales now account for 26 percent of the Company’s total sales. As we look at the Company’s many accomplishments in 2006, and most significantly, the acquisition and assimilation of Laserscope, I am very pleased with the strong sales momentum with which we exit the year. Entering 2007, AMS has its strongest product offering ever, driven by proven technology platforms.”

American Medical Systems
January 5, 2007

Outlook
As the Company looks forward to 2007, expected revenue for the year has been adjusted to $490 to $515 million from its previously guided revenue range of $505 to $530 million. The Company reaffirms previous guidance on 2007 reported earnings per share at $0.76 to $0.81.
Earnings Call Information
American Medical Systems will host a conference call on Thursday, February 15, 2007 at 5:00 p.m. eastern time to discuss its fourth quarter and full year results for 2006. Those without internet access may join the call from within the U.S. by dialing 800-886-7217; outside the U.S., dial 706-679-3821.
A live web cast of the call will be available through the Company’s corporate website at www.AmericanMedicalSystems.com and available for replay three hours after the completion of the call.
About American Medical Systems
American Medical Systems, headquartered in Minnetonka, Minnesota and including its recently concluded acquisition of Laserscope, is a diversified supplier of medical devices and procedures to cure erectile dysfunction, benign prostatic hyperplasia, incontinence, menorrhagia, prolapse and other pelvic disorders in men and women. These disorders can significantly diminish one’s quality of life and profoundly affect social relationships. In recent years, the number of people seeking treatment has increased markedly as a result of longer lives, higher quality-of-life expectations and greater awareness of new treatment alternatives. American Medical Systems’ products reduce or eliminate the incapacitating effects of these diseases, often through minimally invasive therapies. The Company’s products were used to treat approximately 240,000 patients in 2006.
Forward-Looking Statements
This press release contains forward-looking statements relating to the market opportunities, future products, sales and financial results of American Medical Systems and Laserscope and the combined business. These statements and other statements contained in this press release that are not purely historical fact are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on management’s beliefs, certain assumptions and current expectations. These forward-looking statements are subject to risks and uncertainties such as the timing of success of new product introduction including, but not limited to, the GreenLight HPS™ system; successful integration of Laserscope into AMS’ business; physician acceptance, endorsement, and use of AMS and Laserscope products; assumptions made regarding the investments required to integrate and grow the Laserscope business; valuations to be performed of the tangible and intangible assets of Laserscope; factors impacting the stock market and the Company’s share price and; thereby, the share dilution of the Company’s convertible securities; regulatory matters; competitor activities; changes in and adoption of reimbursement rates; potential product recalls and other risks and uncertainties described in AMS’ and Laserscope’s Annual Reports on Form 10-K for the year ended December 31, 2005 and their other SEC filings. Actual results may differ materially from anticipated results. The forward-looking statements contained in this press release are made as of the date hereof, and AMS undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

American Medical Systems
January 5, 2007

More information about the Company and its products can be found at its website www.AmericanMedicalSystems.com and in the Company’s Annual Report on Form 10-K for 2005 and its other SEC filings.

Contact:	Mark Heggestad
Executive Vice President and Chief Financial Officer
952-930-6495
Mark.Heggestad@AmericanMedicalSystems.com

Marty Emerson
President and Chief Executive Officer
952-930-6334
Marty.Emerson@AmericanMedicalSystems.com

American Medical Systems
January 5, 2007

American Medical Systems Holdings, Inc.
Selected Sales Information
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
Sales
Product line
Men’s health	79,250	43,954	230,266	163,084
Women’s health	35,556	29,117	127,446	99,507

Total	$114,806	$73,071	$357,712	$262,591

Geography
United States	$85,166	$56,753	$272,655	$205,463
International	29,640	16,318	85,057	57,128

Total	$114,806	$73,071	$357,712	$262,591

Percent of total sales
Product line
Men’s health	69%	60%	64%	62%
Women’s health	31%	40%	36%	38%

Total	100%	100%	100%	100%

Geography
United States	74%	78%	76%	78%
International	26%	22%	24%	22%

Total	100%	100%	100%	100%